Exhibit 99.2


   CCBN StreetEvents Conference Call Transcript

   MTIC - MTI Technology Corporation Fiscal 2004 Fourth Quarter and Year End Financial Results Conference Call

   Event Date/Time: Jun. 22. 2004 / 2:00PM ET
   Event Duration: N/A

CORPORATE PARTICIPANTS
 Joyce Shinn
 MTI Technology Corporation - Investor Relations Manager
 Thomas Raimondi
 MTI Technology Corporation - Chairman, President, & Chief Executive Officer

 Todd Schaeffer
 MTI Technology Corporation - Chief Financial Officer



CONFERENCE CALL PARTICIPANTS
 John Hayes (ph)
 RBC Dain Rauscher - Analyst

 Al Kaschalk  (ph)
 MDB Capital - Analyst




PRESENTATION


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Operator


Good day, ladies and gentlemen, and welcome to the MTI Technology fourth quarter and fiscal year 2004 financial results conference call. [Operator Instructions] As a reminder this conference is being recorded.

Let's begin the conference call.


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Joyce Shinn- MTI Technology Corporation


Hello, this is Joyce Shinn. We will start the conference call to discuss MTI's fourth quarter and fiscal year 2004 financial results.

I would like to introduce Mr. Thomas Raimondi, Chairman, President, and CEO, and Mr. Todd Schaeffer, CFO.

A question-and-answer session will follow.

Tom.


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Thomas Raimondi - MTI Technology Corporation - Chairman, President, & Chief
Executive Officer


Thank you, Joyce.

Let's take a moment and read our safe harbor statement.

This presentation contains forward-looking statements that involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, or achievements or industry results to be materially different from any future results, performance, or achievements expressed or implied by these forward-looking staple. Forward-looking statements include, but are not limited to, statements regarding the company's expectations, goals, or intentions regarding the future, such as our expansion efforts and our business growth, our use of the funds received from recent financing, our expectations regarding cost savings, our commercial relationship with EMC corporation, our backlog and our goals and expectations of revenue which are subject to change. The actual results may differ materially from those described in any forward-looking statement. In particular there can be no assurance that MTI will improve revenues, margins, operating efficiencies or operating results, achieve cost reductions or meet its goals and expectations. Important factors that may cause actual results to differ include competition, evolving technology, and the economy in world events and other important factors as set forth in the company's periodic filings with the U.S. Securities and Exchange Commission, including its Form 10-K for the year ending April 5, 2003. Given these uncertainties, investors in our common stock are cautioned not to place undue reliance on our forward-looking statements. Forward-looking statements speak only as of the date they are made. The company undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events, or otherwise, except as required by law or the rules of NASDAQ.

Thank you for joining the MTI Q4 year ending conference call.

I am very pleased to announce that MTI has raised $15 million in gross proceeds in a private placement led by Advent International in the form of a Series A convertible preferred stock. Mr. Mike Pehl, head of Advent International Technology venture group has joined MTI's board of directors and brings over 20 years' of experience in forming and managing information technology companies.

With our new financing in place MTI will continue its expansion plans focused around its partnership with EMC Corporation. We will continue with an accelerate emphasis on growing our professional services business and expanding sales head count to further ramp-up sales of our high-volume solutions.

A major focus for MTI is the advancement of our professional services business. Today almost all of our professional services revenue is generated through the sale of high-value solutions to our customers and MTI's implementation of these solutions. Our plans to augment these revenues with additional professional services offerings that will create incremental revenue stream for the company. These offerings will be focused on helping customers implement segments of their information lifecycle management strategy.

A sampling of some of our new service offerings are the design and implementation of backup architectures and strategies around back up to disk, then tape, server consolidation for Microsoft exchange environment, mass implementation and other offerings to be announced.

We really believe that in the storage marketplace today there's a huge requirement for professional services, not just on the front-end design of the systems, but on a subscription basis as customers constantly change their environments from quarter to quarter as they add new service and take service off, we believe that we can increase our overall market share in this area and plan to invest fairly aggressively.

Another area of expansion for the company, since we received our financing, is in our sales head count. With the success that we've been experiencing in the growth of our product revenue we will be adding significantly to our head count. In the U.S.A. today we have approximately 22 quota-carrying sales people and five sales managers ending in our past fourth quarter. Our plans are to hire approximately 20 sales people during the current Q1, which we're in right now, and as part of early Q. Later in our fiscal year around our Q3 time frame we plan to hire yet an additional 20 sales people bringing our U.S.A. sales head count to approximately 60 quota carrying sales people. Along that we will add a few extra sales managers.

In Europe where we have approximately 18 quota carrying sales people and three sales managers ending our fourth quarter, we plan on hiring approximately 22 sales people and four sales managers during a similar time period. This will bring MTI's worldwide sales head count from approximately 36 people today, quota carrying sales people, to around 100 sales people this fiscal year. We see a strong opportunity in the marketplace today. We see strong acceptance of MTI and our EMC partnership and we plan to very aggressively attack that opportunity with new sales head count.

As we review fiscal 04, we've just completed our first full year where the vast majority of our resource and efforts have been focused on our EMC partnership, and I'm pleased to say that revenue continues to grow quarter over quarter and year-over-year. This past quarter, this past year, we were able to grow the business sequentially every quarter from a top-line perspective, revenue as well as being able to grow our product revenue quarter over quarter. If we look at Q4, our total revenue grew sequentially from $21.2 million to $23.6 million, a 12% increase in revenue over Q3. Additionally, the company grew year-over-year from $83.3 million -- I'm sorry, from $82.3 million to $83.2 million. This is the first time we've seen sequential growth year-over-year in a few years so we are very pleased, historic growing again, and we believe it's our clear partnership with EMC and our new solution sets that we've been selling that are allowing us to get this kind of revenue velocity.

MTI's growth is really being driven in two areas.

Product revenue.

Product revenue grew sequentially quarter over quarter by approximately 19% from $12.3 million to $14.6 million. We're seeing good acceptance of the EMC brand, the company's [inaudible] solutions are proving to be very competitive in the marketplace.

Additionally, our product backlog increased by $1.3 million from $2.4 million to $3.7 million quarter over quarter, so not only is the top line growing quarter over quarter, but our backlog's been growing with it as well, which is a great indicator for us as we look out into the future about how our business is going. So we had a 52% increase in product backlog.

Our purchases are product from EMC has also increased dramatically. In Q3 we bought $5.6 million, then in our current quarter that we just finished, Q4, our purchases increased to 9 million, an increase of approximately 61%.

Our sales force is doing a very good job of maintaining pricing discipline. We were able to increase margins quarter over quarter from 19.4% to 22.3%.

A major focus for our growth strategy is the -- is expanding our opportunity through attracting new name account customers as the market for storage continues to rebound. In Q4 we sold 38 new name customers generating $5.7 million in product revenue sales, which accounted for 39% of product revenue for the quarter. I'm very pleased with 38 new name accounts. In the prior quarter of Q3 we generated 40 new name accounts, which was a record for us, and the fact that we're able to maintain a near record pace of new name accounts, you know, I find very pleasing.

If we look at the year, even more impressive the company generated 245 new name accounts for the fiscal year, approximately 43% of product revenue for the year came from these new name account customers. What this does is this creates a whole new base for us to be able to sell into next year and the year after as most customers keep the product that they purchased for three to five year lifecycle. MTI will continue to stay very focused on winning new customers in our new fiscal '05 as it is clearly a mainstay of our growth strategy.

Just to list some of the new name accounts that we gathered last quarter, Linksys Systems [ph] recently acquired by Cisco, IDT Corporation bought a million dollar stand mass based solution from us, Sky Works Solutions, $279,000, Archive Systems, $200,000, ID Comm, a large French corporation purchased approximately $900,000 worth of product and services from us.

The other area of our business that is helping to fuel our growth is our professional services. It's becoming a good growth engine for MTI. We've had four sequential quarters of growth in our professional services business and we grew from $750,000 in PS revenue in Q3 to $980,000 in Q4. So, again, good sequential quarter-over-quarter growth.

For the fiscal year we grew our professional service business by 53%. Professional services is an area of strong focus for the company, it's an area that we're investing resources today. We'll actually be adding some sales resource to grow our professional services business independent of our product sales in the coming quarters. We expect to see good continued growth in our professional service business.

The growth that our professional service business in Q4 enabled our total service business to grow slightly quarter over quarter from $8.9 million to $9 million. Now, this is the first quarter where we've seen growth in our service business during the past fiscal year. Our legacy contract maintenance business has been dropping a little bit quarter over quarter, and now the PS business is growing fast enough to offset that decline and we're now starting to see growth once again in our services business.

In Q4 we improved our operating performance by reducing our loss from $1.8 million in Q3 to $1.5 million in Q4. The improvement in operating result is largely due to our increased revenue, good product margin control, and a continued focus on operating expense.

Now, as the company moves forward we will continue to balance our aggressive expansion plans with a focus on improving operating results as we accelerate our efforts to grow product and professional services revenue. As we look at our current quarter, it's my expectation that the company will continue to grow sequentially and that we will achieve revenues north of $25 million.

With that, Todd, why don't you walk us through the numbers, then we'd love to entertain your questions. Thank you.


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Todd Schaeffer  - MTI Technology Corporation - Chief Financial Officer


Thank you, Tom.

We have now concluded our first full year of operations under our agreement with EMC, and we are very pleased with the results. Since the inception of the relationship we recorded sequentially quarterly growth in both product revenues and total revenues and reduced our operating loss by nearly 40%. I would now like to discuss, in greater detail, the results of operation for the company's fourth quarter ended April 3rd, 2004, the 12-month period ended April 3rd, 2004, and the balance sheet as of the same date.

Total revenue for the fourth quarter of fiscal 2004 was $23.6 million compared to $21.2 million for the preceding fiscal quarter and $22.4 million for the same quarter of the prior fiscal year. Our product backlog increased by $1.3 million to $3.7 million at the end of Q4. Total revenue for fourth quarter of fiscal 2004 was comprised of 62% product revenue and 38% service revenue. In the preceding fiscal quarter the composition of total revenue was 58% product revenue and 42% service revenue. In the same quarter of the prior fiscal year total revenue was comprised of 55% product revenue and 45% service revenue.

Product revenue was $14.6 million in the fourth quarter of fiscal 2004 as compared to $12.3 million in the preceding fiscal quarter and $12.4 million in the same quarter of the prior fiscal year. The $2.3 million increase over the preceding fiscal quarter represents a 19% increase.

After adjusting for nonrecurring EMC royalty income recorded in the fourth quarter fiscal 2003 related to sale of patents in fiscal 1996 product revenue would have been $9.7 million, therefore, product revenue derived from ongoing activities in the fourth quarter of fiscal 2004 increased by $4.9 million or 51%. The increase in product revenue is primarily result of entering into the EMC agreement in the fourth quarter of fiscal 2003. EMC's storage products are recognized as industry leading due to their feature set, reliability, and interoperability. Our ability to resell these products enabled us to further penetrate the midrange storage market as evidenced by the addition of 245 new named accounts during fiscal year 2004. Also contributing to the increase in product revenue was the addition of a senior executive responsible for U.S. sales with 20 years of storage experience and the addition of five quota carrying sales persons during fiscal 2004 with average storage industry experience of 19 years. These veteran salesmen accounted for $5.2 million or 23% of U.S. product revenue in fiscal 2004.

The increase in net product revenue was driven primarily by strong demand for EMC's server and software products which generally have the higher average selling price than our proprietary products. Server and software products increased from fiscal 2003 by $6.2 million and $2.3 million respectively offset by a decrease of $2.2 million from tape library sales. The decline in tape library sales is attributable to an increase in focus on sales, service, and consulting activities related to EMC on-line storage products.

The sequential growth in quarterly revenues and penetration of new name accounts during fiscal 2004 provides clear evidence that the marketplace has embraced our partnering and solutions strategy. Service revenue was $9.0 million in the fourth quarter fiscal 2004 compared to $8.9 million in the preceding fiscal quarter and $10.0 million in the same quarter of the prior fiscal year.

The decline in service revenue from prior years primarily related to the following factors. First a change in product mix, in the fourth quarter fiscal 2003 we sold more backup products which typically are sold without on-sight warranties. The absence of an on-sight site warranty allows us to sell maintenance contracts and record service revenue ratably, immediately after the transaction is complete.

Second a change in product warranty attributes. During fiscal 2003 we sold more proprietary products with maintenance contracts that uplifted the standard 5x9 onsite warranty to a 7x24 on-site warranty. In contrast EMC related products are typically sold with standard onsite warranty of 7x24; therefore eliminating an opportunity to record additional service revenue during the warranty period.

It's important to note that growth in EMC product sales provides an opportunity to record maintenance contract revenue related to EMC software product which are typically not sold with on-site warranties. Growth in EMC product sales also provides an opportunity to sell professional service as part of the overall solution. Professional services revenue increased by $0.2 million from the prior quarter, increased by $0.5 million from the same quarter the prior year this represent a 28% and 97% improvement respectively. We are encouraged by the growth in professional service revenue and deferred software maintenance as discussed during previous conference calls. We believe our ability to increase these high margin service deliverables is a key determinant of the company's future success.

Product margin was 22% for the fourth quarter fiscal 2004 compared with 19% for the preceding fiscal quarter the increase in product margin percentage is primarily due to reduction of operating costs related to our Dublin, Ireland, facility. During Q3 the company's ceased manufacturing activities and eliminated seven full-time positions.

Product margin for the fourth quarter of fiscal 2004 was 22% compared to 38% for the same quarter of the prior fiscal year. The decline in both the gross margin and product margin percentages from prior year is consistent with the company's changing business model. Pursuing a storage solution provider model allowed the company to reduce R&D and marketing costs by $1.1 million, partially offsetting the decline in the margin percentage.

Service margin for the fourth quarter of fiscal 2004 was 25% compared to 26% for the preceding fiscal quarter and 31% for the same quarter of the prior fiscal year. The reduction in service margin percentage from prior year is due primarily to reduced service revenue coupled with relatively fixed service delivery cost. The reduction in service revenues is consistent with management's expectations given the age of the installed base and the comprehensive warranty characteristics of EMC's product.

Gross margin for the fourth quarter of fiscal 2004 was 23% compared with 22% for the preceding fiscal quarter. T the growth in gross margin is due primarily to the growth in product margins discussed previously. Gross margin for the fourth quarter of fiscal 2004 was 23% compared with 35% for the same quarter of the prior fiscal year, the decrease is due primarily to the aforementioned change in business model and the decline in the installed base maintenance contract revenue.

Operating expenses were $7.0 million for the fourth quarter compared to $6.5 million for the preceding fiscal quarter the increase in operating expense is due mostly to increase in sales and therefore an increase in commission partially offset by $0.1 million in marketing expense primarily related to reduction in staff. Operating expenses were $7.0 million for the fourth quarter of fiscal 2004 compared to $7.5 million for the same quarter of the prior fiscal year. The reduction in operating expenses is due primarily to the elimination of research and development costs. Research and development costs were $0 in Q4 compared to $0.9 million in the same quarter of the prior fiscal year. As previously discussed the shift in strategy to a storage solutions provider allowed the company to eliminate or significantly reduce certain costs associated with the developer manufacture business model. Operating expenses were 30% of total revenue for the fourth quarter of fiscal 2004 compared with 31% for the preceding fiscal quarter and 34% for the same quarter of the prior fiscal year.

In the fourth quarter of fiscal 2004 the company recorded a net loss of $0.7 million or 2 cents per share compared to net income of $1.5 million or 4 cents per diluted share for the preceding fiscal quarter. After adjusting for the favorable resolution of income tax matters relating to prior years the net loss would have been $1.7 million; therefore the normalized net loss represents $0.8 million or 47% reduction in the net loss. In the fourth quarter of fiscal 2004 the company recorded a net loss of $0.7 million or 2 cents per share compared to net income of $0.6 million or 2 cents per diluted share for the same quarter of the prior fiscal year. After adjusting for royalty revenue recorded in the fourth quarter fiscal 2003 discussed previously the net loss would have been $2.1 million; therefore the normalized net loss represents a $1.5 million or 61% reduction in the net loss.

The significant improvement in profitability was primarily due to revenue growth and cost reductions during fiscal 2004 and a favorable resolution of income tax matters related to prior years. In the fourth quarter of fiscal 2000 the company accrued $1.7 million of income tax expense after notification by the IRS of tax deficiencies related to prior years. We appealed the IRS decision and reached a settlement agreement with the IRS in the third quarter of fiscal 2004 which resulted in $0.2 million of income tax due, consequently we reversed $1.5 million in income taxes payable. Also as part of the settlement agreement the IRS allowed certain expenses related to legal payments to be carried back to offset income taxes paid in prior years. The company recorded a $1.7 million income tax receivable in the third quarter fiscal 2004 and $0.7 million of accrued interest in the fourth quarter fiscal 2004, these amounts have now been collect in full.

The year to date numbers are as follows: total revenue for fiscal year 2004 was $83.2 million compared to $82.4 million for the prior fiscal year an increase of $0.8 million or 1%. Product revenue for fiscal year 2004 was $46.4 million compared to $40.1 million for the prior fiscal year, an increase of $6.3 million or 16%.

Service revenue for fiscal year 2004 was $36.7 million compared to $42.3 million for the prior fiscal year, a decrease of $5.6 million or 13%. The change in product and service revenues during fiscal year 2004 compared to the prior fiscal year is due in large part to factors previously discussed.

The gross margin percentage for fiscal year 2004 was 23% compared to 27% for fiscal year 2003. During fiscal year 2004 the company reported net excess and obsolete inventory charges of $0.08 million compared to $1.7 million during the same period of the prior fiscal year. Adjusting for these inventory related charges gross margin percentages would have been 23.1% for fiscal 2004 and 28.6% for the prior fiscal year. As previously discussed normalized decline in gross margin percentage was expected and is primarily a result of the company's shift in strategy. Operating expense for fiscal year 2004 was $27.0 million compared to $34.5 million for same period of the prior fiscal year. During fiscal 2004 the company reported a $0.2 million credit to restructuring expense compared to a charge of $1.4 million during same period of the prior fiscal year, adjusting for these restructuring charges operating expenses would have been $27.2 million for fiscal 2004 and $33.0 million for the same period the prior fiscal year.

The reduction in operating expenses was due mainly to a $4.5 million reduction in research and development costs discussed previously, a $0.4 million reduction in marketing costs related to a reduction in staff, a $1.4 million reduction in general and administrative costs related primarily to reduction in professional fees, partially offset by a $0.5 million increase in sales costs driven mostly by an increase in commission expense from increased sales.

Operating loss for fiscal 2004 was $7.7 million compared to operating loss of $12.7 million for the same period of the prior fiscal year. The net loss for fiscal 2004 was $3.9 million compared to a net loss of $11.2 million for the same period of the prior fiscal year.

Adjusting for excess and obsolete inventory charges, restructuring charges, foreign currency gains and losses and gain from sale of an investment in common stock in the first quarter fiscal 2003, the operating loss and net loss for fiscal 2004 would have been $8.0 million and $4.2 million respectively, compared to a $9.4 million operating loss and a $9.9 million net loss for the prior fiscal year the significant improvement in profitability year to year is primarily the result of revenue growth and significant cost reductions resulting from our agreement to sell solutions based on EMC products.

Finally I would like to discuss significant balance sheet account as of April 3rd, 2004 end of our fourth quarter.

The company had cash and cash equivalents of $3.0 million and unrestricted cash available under its line of credit of $3.1 million. The line of credit does not contain any covenants tied to performance and was scheduled to expire on May 31, 2004. We have extended the line of debt through May 31, 2005, with no modification in terms.

On June 18th the company issued 566,797 shares of series A convertible preferred securities with a purchase price of $26.46 this allowed us to raise $15 million before consideration of professional fees and provides the working capital necessary to execute our growth strategy.

Accounts receivable increased by $8.4 million to $22.4 million related to an increase in the size, number, and timing of transactions during fourth quarter of fiscal 2004, compared to preceding fiscal quarter. Although accounts receivable balance has increased, 86% of accounts receivables are less than 60 days old. Bad debt expense for fiscal 2004 totaled $0.07 million.

Inventories increased by $0.8 million during the fourth quarter fiscal 2004 as a result of orders shipping near the end of our fourth quarter, but not recorded as revenue due primarily to payment contingencies and f.o.b. destination transactions not arriving at the customer's site before the end of the quarter. At the end of the fourth quarter the net book value of held for sale inventory totaled $3.1million or 50% of total inventories, and the net book value of logistics inventory totaled $3.1 million, or 50% of total inventories.

Deferred income increased by $1.7 million or 14% during fourth quarter of fiscal 2004, primarily due to significant sales of EMC's software maintenance contract and the timing of customer billings.

Thank you. I will now give the call back to Tom for further comments and questions.



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Thomas Raimondi - MTI Technology Corporation - Chairman, President, & Chief
Executive Officer


Thank you, Todd.

At this point we'd like to open the call up for questions and answers.


--------------------------------------------------------------------------------
Operator


Thank you. [Operator Instructions]

Your first question comes from the line of John Hayes of RBC. Please go ahead.


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John Hayes  - RBC - Analyst


Thank you.

Good afternoon, Tom. Congratulations on a good quarter and raising some money.

I was just curious, you said you raised $15 million and that was led by Advent International.


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Thomas Raimondi - MTI Technology Corporation - Chairman, President, & Chief
Executive Officer


Yes.


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John Hayes  - RBC - Analyst


They're here in Boston, I believe. Is there anybody else involved also in that?


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Thomas Raimondi - MTI Technology Corporation - Chairman, President, & Chief
Executive Officer


John, we did have one other participant in the transaction. EMC was a participant in the transaction, MTI and EMC have a unique partnership, John, that's grown out of our initial sale of IP to EMC. The transaction from our perspective was very mutually beneficial. As you know MTI exclusively resells EMC storage solutions so; therefore, they're investing in us so we can expand our business, benefits both companies. Additionally, John, MTI assigned its remaining IP to EMC, which may compliment the IP that EMC already owns.


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John Hayes - RBC - Analyst


So is that normal for EMC? I don't remember them ever investing in another public company.


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Thomas Raimondi - MTI Technology Corporation - Chairman, President, & Chief
Executive Officer


John, I don't really follow EMC's investment patterns, so I can't comment on that.


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John Hayes  - RBC - Analyst


I think that's fair. This Advent International, are they a [inaudible] firm or are they a true venture capital firm?


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Thomas Raimondi - MTI Technology Corporation - Chairman, President, & Chief
Executive Officer


Advent is a long term player, if you go out to the website and look at their business model Advent typically invests on a three to five-year basis and they're much more of a venture fund. They have a great track record of investing in companies and taking companies public, and investing in what I'll say in a mid-tier public companies and helping take them to the next step. We're very pleased to have Michael Pehl, who is the head of Advent Technology venture group on our board. Mike has a tremendous track record in developing and managing professional services companies and taking companies into the public marketplace. So Mike will add a lot of business experience to MTI's board as a great compliment to our business strategy.


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John Hayes  - RBC - Analyst


So they're looking for a good long-term return over time.


--------------------------------------------------------------------------------
Thomas Raimondi - MTI Technology Corporation - Chairman, President, & Chief Executive Officer


Yes, they are.

--------------------------------------------------------------------------------
John Hayes  - RBC - Analyst


Thank you very much.


--------------------------------------------------------------------------------
Thomas Raimondi - MTI Technology Corporation - Chairman, President, & Chief Executive Officer


Thank you.


--------------------------------------------------------------------------------
Operator


Once again, ladies and gentlemen, it is star 1 to ask a question.

Your next question comes from the line of Al Kaschalk from MDB Capital. Please go ahead.


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Al Kaschalk  - MDB Capital - Analyst


Say Tom, hi Todd.


--------------------------------------------------------------------------------
Thomas Raimondi - MTI Technology Corporation - Chairman, President, & Chief Executive Officer


How are you?


--------------------------------------------------------------------------------
Al Kaschalk  - MDB Capital - Analyst


Can you give us -- you're looking like you're going to triple the sales force could you give us some commentary on the market for availability of qualified sales force personnel?


--------------------------------------------------------------------------------
Thomas Raimondi - MTI Technology Corporation - Chairman, President, & Chief Executive Officer


Yes, sure, Al. It's a great question. We're not -- we're having great success in hiring right now. So far in our current quarter, in the U.S., we've recently hired approximately 15 sales people, in Europe we've probably hired four or five, so we're actually on plan as far as hiring is concerned. EMC has been very helpful in helping us attract talent. We're finding good success in the marketplace. We've been able to take people from competitors, you know, across a variety of industries, some of them out of the mass market place, some of them out of the [inaudible] marketplace, but we're finding good talent right now and we've had good success in bringing talent up to speed pretty quickly.


--------------------------------------------------------------------------------
Al Kaschalk   - MDB Capital - Analyst


And if you've mentioned this and I did not hear it, I apologize for the repeat, but did you say how that would be split on your hiring, whether North America versus Europe?


--------------------------------------------------------------------------------
Thomas Raimondi - MTI Technology Corporation - Chairman, President, & Chief Executive Officer


Well, our plan is over the -- during this fiscal year, to hire approximately 40 sales people in North America between now and the late fall time frame, and then in Europe to hire approximately 22 sales people over a similar time period.


--------------------------------------------------------------------------------
Al Kaschalk   - MDB Capital - Analyst


Thanks a lot.


--------------------------------------------------------------------------------
Thomas Raimondi - MTI Technology Corporation - Chairman, President, & Chief Executive Officer


Thank you.


--------------------------------------------------------------------------------
Operator


Your next question is a follow-up from John Hayes of RBC. Please go ahead.


--------------------------------------------------------------------------------
John Hayes  - RBC - Analyst


No, Tom, my follow-up was just, I was curious as to Europe as to breakdown of sales, but I think you just answered that. Thank you.


--------------------------------------------------------------------------------
Thomas Raimondi - MTI Technology Corporation - Chairman, President, & Chief Executive Officer


You're welcome.


--------------------------------------------------------------------------------
Operator


Once again, ladies and gentlemen, it is star 1 to ask a question.

Your next question comes from the line of Marshal Tillman -- I apologize, he has withdrawn himself from queue. You have no further questions in queue at this time, gentlemen.


--------------------------------------------------------------------------------
Thomas Raimondi - MTI Technology Corporation - Chairman, President, & Chief Executive Officer


Okay. Well, thank you very much for your participation, and we look forward to our next earnings call later in the summer. Thank you.

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Operator


Ladies and gentlemen, that concludes today's presentation. We thank you for your participation and ask that you disconnect your line.

------------------------------------------------------

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